BlackRock MuniHoldings Quality Fund II, Inc.
File No. 811-09191
Item No. 77Q1(d) (Copies of All Constituent Instruments Referred to in Sub-Item 77I) -- Attachment

A copy of an amendment to the Articles Supplementary Establishing and Fixing the Rights and Preferences of the Fund’s Variable Rate Muni Term Preferred Shares is attached under Sub-Item 77Q1(a).